UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 17, 2012

UNITED INSURANCE HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-52833	75-3241967
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

360 Central Avenue Suite 900 Saint Petersburg, FL	33701	(727) 895-7737
(Address of principal executive offices)	(Zip Code)	(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Current Report on Form 8-K/A amends and restates Item 5.02 of the Current Report on Form 8-K filed by United Insurance Holdings Corp. (the Company) with the Securities and Exchange Commission (SEC) on October 18, 2012 (the Original Report).  The Original Report disclosed the appointment of John Langowski as the Vice President of Claims for United Insurance Management, L.C. (UIM) and included a copy of Mr. Langowski's employment agreement with UIM as Exhibit 99.2 thereto.  The Company inadvertently filed as Exhibit 99.2 to the Original Report a version of Mr. Langowski's employment agreement that was not the final version. Therefore, the Company is filing this Amendment No. 1 to the Original Report to include the final version of Mr. Langowski's employment agreement as Exhibit 10.1 hereto and to describe the terms of Mr. Langowski's employment agreement.

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On October 17, 2012, the Board of Directors of the Company appointed Mr. John F. Langowski, III as Vice President of Claims for UIM, a wholly-owned subsidiary of the Company, beginning on November 5, 2012. In this newly created position, Mr. Langowski will be responsible for all aspects of the Company's claims function.

On October 18, 2012, Mr. Langowski entered into an employment agreement with UIM (the Employment Agreement) to be effective as of November 5, 2012. The Employment Agreement provides that UIM will employ Mr. Langowski on an at-will basis, provided that either party shall give 180 days written notice of such party's intent to terminate Mr. Langowski's employment, unless UIM terminates Mr. Langowski for "cause" as such term is defined in the Employment Agreement.  Pursuant to the Employment Agreement, Mr. Langowski will receive an annual base salary of $175,000 plus a one-time signing bonus of $20,000.  In addition, the Employment Agreement provides that Mr. Langowski (1) is eligible to receive annual cash bonuses at the discretion of the Board of Directors of UIM, based on achievement of performance goals to be established by UIM's executive management team and the Board of UIM, and (2) is eligible to participate in other benefits generally available to senior executives of UIM, including equity compensation plans.  The Employment Agreement provides that upon the termination of Mr. Langowski's employment, he will refrain from soliciting any employee and certain former employees of UIM for two years following the termination of Mr. Langowski's employment, unless such employee has not been employed by UIM for more than one year.

Mr. Langowski, age 45, has over 22 years of industry-related experience of which more than 10 years was spent at Fortune 100 companies that specialize in property and casualty insurance. Since 2010, he has been serving as Vice President and Chief Claims Officer of Cypress Insurance Group; a Jacksonville, Florida based homeowners and business insurer with over 100,000 policies in force. While with Cypress, Mr. Langowski was responsible for all areas of property and casualty claims, personnel management, coordination with product management and underwriting for product development and improvement.

From 2007 until he joined Cypress, Mr. Langowski was the Regional Director of Claims for Farmers Insurance Group; a national insurance group covering vehicles, homes and small businesses, with over 20 million policies. While in this position, Mr. Langowski created and developed regional claims operations for Farmers that employed more than 50 claims professionals and supervisors in multiple locations. He also served in a number of different roles at Nationwide Insurance Company between 1997 and 2007. There, Mr. Langowski was responsible for the management of property and casualty claims, the coordination of state/regional catastrophe operations and the processing of homeowner and auto liability claims.

Mr. Langowski holds a B.S. in Business Administration, as well as Associate in Claims (AIC) and Associate in Management (AIM) designations. He is a U.S. Army Veteran.

The foregoing does not purport to be a complete description of the Employment Agreement and is qualified by reference to the full text of such document, which is attached as Exhibit 10.1 to this Current Report on Form 8-K/A. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K/A.

Item 9.01(d): Listing of Exhibits.
See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

UNITED INSURANCE HOLDINGS CORP.

By:    /s/ B. Bradford Martz
Name:     B. Bradford Martz
Title:     Chief Financial Officer
(principal executive officer)

Date: November 8, 2012

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement between United Insurance Management, L.C. and John Langowski, effective as of November 5, 2012.
99.1	Press release dated October 18, 2012, announcing the appointment of John F. Langowski, III as Vice President of Claims for United Insurance Holdings Corp.